Exhibit 1.1(b)

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

CARD SERIES

CLASS A(2008-6)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: May 22, 2008

To:	CAPITAL ONE MULTI-ASSET EXECUTION TRUST CAPITAL ONE FUNDING, LLC

Re:	Underwriting Agreement, dated May 21, 2008

Series Designation:	Card series

Registration Statement:	Nos. 333-142033, 333-142033-01 and 333-142033-02

Terms of the Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public (1)
$500,000,000	one month LIBOR plus 1.10% per annum	100.00000%

(1)	Plus accrued interest, if any, at the applicable rate from May 30, 2008.

Interest Payment Dates:

The 15th day of each month (or, if not a Business Day, the next succeeding Business Day), commencing in June 2008.

Underwriters:

The Underwriters named on Schedule I attached hereto are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Note Ratings:

Aaa by Moody’s

AAA by Standard & Poor’s

AAA by Fitch

Owner Trustee: Deutsche Bank Trust Company Delaware.

Indenture Trustee: The Bank of New York.

Indenture: The Indenture, dated as of October 9, 2002 and as amended and restated as of January 13, 2006, and as amended by the First Amendment thereto, dated as of March 1, 2008, between Capital One Multi-asset Execution Trust (the “Issuer”) as Issuer and The Bank of New York, as Indenture Trustee.

Asset Pool Supplement: The Asset Pool 1 Supplement, dated as of October 9, 2002, and as amended by the First Amendment thereto, dated as of March 1, 2008, between the Issuer and the Indenture Trustee, as amended and supplemented from time to time.

Indenture Supplement: The Card Series Indenture Supplement, dated as of October 9, 2002, and as amended by the First Amendment thereto, dated as of March 1, 2008.

Terms Document: The Class A(2008-6) Terms Document, dated as of May 30, 2008.

Pooling and Servicing Agreement: The Amended and Restated Pooling and Servicing Agreement, dated as of September 30, 1993 and as amended and restated as of August 1, 2002, January 13, 2006 and July 1, 2007, respectively, and as amended by the First Amendment thereto, dated as of March 1, 2008, among Capital One Funding, LLC, as Transferor, Capital One Bank (USA), National Association, as Servicer and the Bank of New York, as Master Trust Trustee.

Series Supplement: The Series 2002-CC Series Supplement, dated as of October 9, 2002, and as amended by the First Amendment thereto, dated as of March 1, 2008.

Purchase Price:

The purchase price payable by the Underwriters for the Notes covered by this Agreement will be 99.77500% of the principal amount of Notes to be issued.

Commissions, Concessions and Discounts:

The Underwriters’ discounts and commissions, the concessions that the Underwriters may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Notes, shall be as follows:

Discounts and Commissions	Price Concessions	Reallowance
0.22500%	not in excess of 0.13500%	not in excess of 0.06750%

Reimbursement of Expenses:

The Underwriters shall reimburse the Company for an amount not to exceed $0 for application towards expenses.

Time of Sale:

4:04 p.m. (Eastern Time (U.S.)) on May 22, 2008 (the time the first contract of sale was entered into as designated by the Representatives).

Closing Date:

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Company and the Issuer hereby agree that the Closing Date shall be May 30, 2008, 10:00 a.m., New York City time.

Location of Closing:

Orrick, Herrington & Sutcliffe LLP

Columbia Center

1152 15th Street, N.W.

Washington, DC 20005

Address for Notice to Representative:

Citigroup Global Markets Inc.

as Underwriter and as a Representative

of the Underwriters named in Schedule I

to the Underwriting Agreement

388 Greenwich Street, 19th Floor

New York, New York 10013

Attention: David Mandel

Tel: (212) 816-3462

Fax: (212) 816-6270

Deutsche Bank Securities Inc.

as Underwriter and as a Representative

of the Underwriters named in Schedule I

to the Underwriting Agreement

60 Wall Street, 19th Floor

New York, New York 10005

Attention: Kristi Leo

Tel: (212) 250-2627

Fax: (212) 797-2032

Underwriters’ Foreign Jurisdiction Distributions:

Pursuant to Section 6(d)(iii) of the Underwriting Agreement, each Underwriter agrees to provide the Company, after the Closing Date, with a list of any foreign jurisdictions to which that Underwriter delivered a written confirmation in connection with its sale of Notes (it being expressly understood, for the avoidance of doubt, that this provision relates only to the initial distribution of the Notes, and not to secondary market sales).

The Underwriters agree, severally and not jointly, subject to the terms and provisions of the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the principal amount of the above-referenced Series of Notes set forth opposite their names on Schedule I hereto.

CITIGROUP GLOBAL MARKETS INC., as Underwriter or as a Representative of the Underwriters named on Schedule I of the Underwriting Agreement

By:	/s/ David Mandel
Name:	David Mandel
Title:	Authorized Signatory

DEUTSCHE BANK SECURITIES INC., as Underwriter or as a Representative of the Underwriters named on Schedule I of the Underwriting Agreement

By:	/s/ Denise Chen
Name:	Denise Chen
Title:	Vice President

By:	/s/ James P. Murphy
Name:	James P. Murphy
Title:	Director

[Signature Page to Capital One Multi-asset Execution Trust (Card series

Class A(2008-6)) Terms Agreement]

Accepted:

CAPITAL ONE MULTI-ASSET EXECUTION TRUST, as Issuer

	By:	Capital One Funding, LLC, not in its individual capacity but solely as Beneficiary on behalf of the Issuer

By:	/s/ Amy Amsler
Name:	Amy Amsler
Title:	Assistant Vice President

CAPITAL ONE FUNDING, LLC, as Transferor

By:	/s/ Amy Amsler
Name:	Amy Amsler
Title:	Assistant Vice President

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, as Seller

By:	/s/ Richard Johns
Name:	Richard Johns
Title:	Vice President, Treasury

[Signature Page to Capital One Multi-asset Execution Trust (Card series

Class A(2008-6) Terms Agreement]

SCHEDULE I

UNDERWRITERS

$500,000,000 Principal Amount of Card series Class A(2008-6) Notes

Underwriters	Principal Amount
Citigroup Global Markets Inc.	$100,000,000
Deutsche Bank Securities Inc.	$100,000,000
Barclays Capital Inc.	$100,000,000
Greenwich Capital Markets, Inc.	$100,000,000
Wachovia Capital Markets, LLC	$100,000,000

Total	$500,000,000